Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan of ANSYS, Inc. of our report dated February 17, 2006, with respect to the consolidated financial statements of Fluent Inc. and subsidiaries for each of the three years in the period ended December 31, 2005, appearing in the Current Reports on Form 8-K/A of ANSYS, Inc. filed on July 14, 2006 and August 17, 2006 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Manchester, New Hampshire
September 7, 2006